Exhibit 4.6

Vedanta Resources plc

DEFERRED SHARE BONUS PLAN

Approved and adopted by the Board of Directors of the Company on 13 May 2015

The Plan is a discretionary benefit offered by the Vedanta group for the benefit of its employees and employees within the group. Its main purpose is to increase the interest of the employees in Vedanta’s long term business goals and performance through share ownership. The Plan is an incentive for the employees’ future performance and commitment to the goals of the Vedanta group.

Shares received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose except to any extent required by statute.

The Plan is being offered for the first time in 2015 and the remuneration committee of the board of Vedanta shall have the right to decide, in its sole discretion, whether or not further awards will be granted in the future and to which employees those awards will be granted.

The detailed rules of the Plan are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Award” means an Option, a Conditional Award or a Forfeitable Shares Award;

“Board” means the board of directors of the Company or a duly authorised committee appointed by them or a duly authorised person;

“Bonus” means a bonus payable under a discretionary bonus arrangement operated by a Participating Company, which in the case of a bonus to a director of the Company is payable in respect of service and/or performance in a period not exceeding the length of the relevant financial year to which the bonus relates1;

“Clawback” means an obligation to repay the amounts referred to in Rule 13.3;

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 11 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means Vedanta Resources plc (registered in England and Wales with registered number 04740415);

“Conditional Award” means a conditional right to acquire Shares which is designated as a conditional award by the Committee under Rule 3.2 (Type of Award);

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Dividend Equivalent” means a benefit calculated by reference to dividends paid on Shares as described in Rule 6.4;

“Exercise Period” means the period referred to in Rule 6.1 during which an Option may be exercised;

“Forfeitable Shares” means Shares comprised in a Forfeitable Shares Award which are subject to certain restrictions and forfeiture under the Plan;

“Forfeitable Shares Award” means the transfer of the beneficial interest in Forfeitable Shares to a Participant and the subsequent holding of that interest in accordance with the Plan;

“Grant Date” means the date on which an Award is granted; “Group Member” means:

[1]	In the case of directors of the Company the Plan can only be used to defer a bonus (or portion of bonus) that has been earned over a period no longer than one financial year of the Company. If the bonus relates to performance and/or service over more than one financial year, the Plan must first be approved by shareholders in general meeting.

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company’s holding company;

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of the Companies Act 2006) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)	any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the Listing Rules published by the United Kingdom Listing Authority;

“London Stock Exchange” means London Stock Exchange plc or any successor to that company;

“Option” means a conditional right to acquire Shares with a nil option price which is designated as an option by the Committee under Rule 3.2 (Type of Award);

“Participant” means a person who holds an Award including his personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company;2

“Plan” means the Vedanta Resources Deferred Share Bonus Plan as amended from time to time;

“Rule” means a rule of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006);3

“Tax Liability” means any amount of tax or social security contributions (or their equivalent) for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

[2]	For these purposes “Subsidiary” means a subsidiary company that is under the control of the Company. Please see footnote 3 below for the definition of “Subsidiary”.
[3]	In accordance with section 1159 of the CA 2006, a company is a “subsidiary” of another company if that company (a) holds a majority of the voting rights in it, or (b) is a member of it and has the right to appoint or remove a majority of its board of directors, or (c) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or if it is a subsidiary of a company that is itself a subsidiary of that other company.

“Vest” means:

(a)	in relation to an Option; it (or a proportion of it) becoming exercisable;

(b)	in relation to a Conditional Award, a Participant becoming entitled to have Shares transferred to him (or his nominee) subject to the Rules;

(c)	in relation to a Forfeitable Shares Award, the restrictions imposed on the Forfeitable Shares under the Plan ceasing to apply and Vesting shall be construed accordingly;

“Vesting Date” means the date or dates (as applicable) on which the Award, or a proportion of it, normally Vests as determined by the Committee under Rule 3.2(c) (Type of Award and Vesting Date(s)) and “Vesting Dates” shall be construed accordingly;

“Vested Shares” means those Shares in respect of which an Award Vests or where an Award Vests in part on more than one Vesting Date, those Shares in respect of which the relevant proportion of the Award Vests.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Where the context admits, a reference to the singular includes the plural and a reference to the male includes the female.

1.4	Expressions in italics, headings and any footnotes are for guidance only and do not form part of the Plan.

1.5	Where an Award has been structured so as to Vest in part on more than one Vesting Date, references in these Rules to an “Award Vesting”, the “Date of Vesting”, or where an “Award Vests” or similar shall be construed as meaning and referring to where the relevant proportion of the Award Vests.

2.	ELIGIBILITY

An individual is eligible to be granted an Award only if he is an employee (including, for the avoidance of doubt, the executive Chairman and an executive director of the Company) of a Participating Company and the Committee has decided that part of his Bonus shall be deferred into an Award.4

[4]	Please note that Awards must only be granted to employees of the Company or to employees of a subsidiary company that is under the control of the Company i.e. where Vedanta Resources plc holds a majority of the voting rights in that subsidiary. See footnotes 2 and 3 above.

3.	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.5 (Timing of grant) and Rule 3.6 (Approvals and consents), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms[5] as the Committee may specify

to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

3.2	Type of Award, Vesting Date(s) and Dividend Equivalent

On or before the Grant Date, the Committee shall determine:

(a)	The proportion of a Bonus that shall be deferred under the Plan and where a bonus is made in a currency other than sterling, the amount to be deferred shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Committee may reasonably select[6];

(b)	whether an Award shall be an Option, a Conditional Award or a Forfeitable Shares Award provided that if the Committee does not specify the type of an Award on or before the Grant Date then an Award shall be an Option; and

(c)	the Vesting Date or Vesting Dates and where an Award is to Vest in part on different Vesting Dates the percentage of the Award that will Vest on each Vesting Date provided that if the Committee does not specify the Vesting Dates and percentage of Award capable of Vesting on each date, then an Award shall Vest on the Vesting Dates and over the percentage of Shares set out in the table in this Rule 3.2 below.

Vesting Date	Percentage of Award that will Vest on the Vesting Date
First anniversary of Grant Date	40%
Second anniversary of Grant Date	30%
Third anniversary of Grant Date	30%

The Committee may also determine at this time whether or not a Dividend Equivalent shall accrue and be paid on an Award provided that if the Committee makes no such determination on or prior to the Grant Date it may still decide whether or not a Dividend Equivalent shall apply to an Award provided that such determination is made before that Award Vests, in accordance with Rule 6.4 (Dividend Equivalent).

[5]	Please note that Awards should not be subject to additional performance conditions.
[6]	It is recommended that the rate of exchange is calculated by reference to the same days over which the ‘market value’ of a share is calculated under Rule 4.2 (Market Value of Shares).

3.3	Method of grant

An Award shall be granted as follows:

(a)	an Option or a Conditional Award shall be granted by deed executed by the Company;

(b)	a Forfeitable Shares Award shall be granted by the procedure set out in the appendix to the Plan.

3.4	Timing of grant

Subject to Rule 3.6 (Approvals and consents)7, an Award may be granted:

(a)	within the period of 6 weeks beginning with:

(i)	the dealing day after the date on which the Company announces its results for any period; or

(ii)	the date of payment of that part of a Bonus which has not been deferred; or

(iii)	the date that the Committee determines and approves the final value of a Bonus; or

(b)	at any other time when the Committee considers that circumstances are sufficiently exceptional to justify its grant.

but an Award may not be granted after 12 May 2025 (that is, the expiry of the period of 10 years starting on the date on which the Plan is approved and adopted by the Board).

3.5	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other relevant UK or overseas regulation or enactment.

3.6	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, charged or otherwise disposed of (except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	shall, unless the Committee decides otherwise, lapse immediately if he is declared bankrupt.

[7]	Notwithstanding 3.4(a) and (b) below, no Award may be granted when the directors are prohibited from dealing in shares under the Model Code, the Company’s share dealing code or otherwise.

4.	INDIVIDUAL LIMIT AND VALUE OF SHARES FOR AWARDS

4.1	Individual limit

The maximum total market value of shares (calculated as set out in Rule 4.2 (Market Value of Shares) below) over which an Award may be granted to any employee may not exceed 100% of the total value of the relevant Bonus, which is to be deferred under the Plan as determined by the Committee under Rule 3.2(a).

For the purposes of calculating the total number of Shares over which an Award is granted, the Committee shall divide the value of Bonus to be deferred under the Plan as determined by the Committee under Rule 3.2(a) by the market value of a share, as determined by the Committee under Rule 4.2 below.

4.2	Market Value of Shares

The market value of a Share over which an Award is to be granted shall be determined by the Committee, in its discretion, acting fairly and reasonably being an amount equal to either the closing middle-market quotation of a Share (as derived from the London Stock Exchange Daily Official List) on a dealing day, or the average of the closing middle market quotations of such Shares during a period determined by the Committee not exceeding the period of 5 dealing days, either:

(a)	ending on the dealing day immediately before:

(i)	the Grant Date; or

(ii)	the date that the Committee determines the Bonus to which the Award relates; or

(iii)	the date of payment of the relevant Bonus; or

(b)	starting immediately following the date of announcement of the first set of results of the Company following the end of the relevant Bonus performance period; or

(c)	in respect of an Award to be granted to an eligible employee who is not a director of the Company, ending on or starting immediately after any date determined by the Committee, in its discretion provided such dealing day(s) do not fall within any period when dealings in Shares are prohibited under the Company’s share dealing code.

5.	VESTING OF AWARDS

5.1	Timing of Vesting

Subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), an Award or such percentage of an Award as specified by the Committee under Rule 3.2(b) (Type of Award and Vesting Date(s)) shall Vest on the Vesting Date applicable to that Award or, where there is more than one Vesting Date, percentage of an Award except where earlier Vesting occurs under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events).

5.2	Extent of Vesting

An Award shall only Vest to the extent that any term imposed on the Vesting of the Award and operation of Clawback permits.

5.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)	the Vesting of the Award and the transfer of Shares after such Vesting would be lawful in the relevant jurisdictions for that Award and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 5.5 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the Vesting of the Award; and

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 5.3, references to Group Member include any former Group Member.

5.4	Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 5.4, references to Group Member include any former Group Member.

5.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge any Tax Liability which arises on Vesting except to the extent that the Board decides that all or part of that Tax Liability shall be funded in a different manner.

6.	CONSEQUENCES OF VESTING

6.1	Options

An Option shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares during the period commencing on the date on which the Option Vests and ending on the day before the tenth anniversary of the Grant Date (or such other shorter period as the Committee shall determine on or before the Grant Date) subject to it lapsing earlier under Rules 10.1 to 10.4 (Leavers) or Rules 11.1 to 11.3 (Corporate events).

6.2	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 5.5 (Payment of Tax Liability) and any arrangement made under Rules 5.3 (b) and 5.3(c) (Restrictions on Vesting: regulatory and tax issues), procure the transfer of the Vested Shares to the Participant (or a nominee for him).

Conditional Awards shall only be satisfied with existing Shares other than treasury Shares.

No unissued Shares shall be used to satisfy Conditional Awards.

6.3	Forfeitable Shares Award

On the Vesting of a Forfeitable Shares Award, the Vested Shares shall cease to be subject to the restrictions imposed on the Forfeitable Shares under the Plan and the Board shall, subject to Rule 5.5 (Payment of Tax Liability) and any arrangement made under Rules 5.3(b) and 5.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of:

(a)	the legal title to the Vested Shares; and/or

(b)	any documents of title relating to the Vested Shares

to the Participant (or a nominee for him) on or as soon as reasonably practicable after Vesting.

6.4	Dividend equivalent

The Committee may decide on or at any time before the Vesting of an Award that a Participant (or his nominee) shall be entitled to cash and/or Shares (as determined by the Committee) of a value determined by reference to the dividends that would have been paid on the Vested Shares in respect of dividend record dates occurring during the period between the Grant Date (or, if the Committee determines, a deemed Grant Date)8 and the The Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

[8]	The Committee should only use a deemed Grant Date where the grant of awards has been delayed, for example, in relation to awards relating to the Financial Year ended 31 March 2015. Where a deemed Grant Date is used it should not be earlier than the date on which a bonus was paid or fall in a prohibited period (i.e. when the Company is prohibited from granting awards), furthermore the deemed Grant Date should (to the extent possible) be the day on which awards would have been granted were it not for the fact that the grant was delayed; accordingly, for awards granted in respect of performance over the year ended 31 March 2015, it is proposed that a deemed Grant Date of 22 May 2015. date of Vesting. The Committee shall decide the basis on which the value of such dividends shall be calculated which may assume the reinvestment of dividends.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after the transfer of Vested Shares following the Vesting of a Conditional Award or the exercise of an Option and:

(a)	in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable;

(b)	in the case of a provision of Shares, Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) shall apply as if such provision was the Vesting of an Award.

6.5	Satisfying Vested Awards

An Award may only be satisfied by the transfer of existing Shares (other than the transfer of Treasury Shares).

7.	EXERCISE OF OPTIONS

7.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)	the exercise of the Option and the issue or transfer of Shares after such exercise would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 7.4 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member shall receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option; and

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 7.1, references to Group Member include any former Group Member.

7.2	Exercise in whole or part

An Option may be exercised in full or in multiples of 1000 Shares, or such other multiple permitted by the Committee or the Board, unless it is being exercised to the full extent outstanding.

7.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it.

7.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge any Tax Liability which arises on such exercise except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

7.5	Transfer timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 7.4 (Payment of Tax Liability) and any arrangement made under Rules 7.1(b) and 7.1(c) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) the number of Shares in respect of which the Option has been exercised.

Awards may only be satisfied with existing Shares (other than treasury Shares). No unissued Shares shall be used to satisfy Awards.

7.6	Lapse of Options

An Option (or, where the Option Vests in part on more than one Vesting Date, the relevant part of an Option) which has become exercisable shall lapse at the end of the Exercise Period to the extent it has not been exercised unless it lapses earlier under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events).

8.	CASH ALTERNATIVE

8.1	Committee determination

Where an Option has been exercised or where a Conditional Award Vests and Vested Shares have not yet been transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of that right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 8.3) of that number of Shares in accordance with the following provisions of this Rule 8.

8.2	Limitation on the use of this Rule

Rule 8.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 8.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Member as determined by the Board.

8.3	Cash equivalent

For the purpose of this Rule 8, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award the market value of a Share on the day when the Award Vests; and

(b)	in the case of an Option, the market value of a Share on a day when the Option is exercised.

Market value on any day shall be determined as follows:

(c)	if on the day of Vesting or exercise, Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of a Share, as derived from that List, on that day; or

(d)	if Shares are not so quoted, such value of a Share as the Committee reasonably determines.

8.4	Payment of cash equivalent

As soon as reasonably practicable after the Committee has determined under Rule 8.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares the Company shall pay to him or procure the payment to him of that sum in cash.

8.5	Deductions

There shall be deducted from any payment under this Rule 8 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

9.	LAPSE OF AWARDS

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it ceases to be capable of Vesting under these Rules.

On the lapse of all or any part of a Forfeitable Shares Award, the beneficial interest (and, if appropriate, the legal interest) in the Forfeitable Shares in respect of which such Award has lapsed shall be transferred for no (or nominal) consideration to any person specified by the Board.

10.	LEAVERS

10.1	Good leavers before a Vesting Date

If a Participant ceases to be a director or an employee of a Group Member before the

Vesting Date by reason of:

(a)	death;

(b)	retirement with the agreement of the Committee;

(c)	injury or disability evidenced to the satisfaction of the Committee;

(d)	redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent;

(e)	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(f)	for any other reason, if the Committee so decides then,

(i)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and the Participant’s agreement to be bound by any other additional terms and conditions that the Committee may, in its discretion, impose on the Award, his Award shall Vest on the date of cessation; unless

(ii)	the Committee decides that, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 10.6 (Death following cessation of employment), Rule 11 (Takeovers and other corporate events) and the Participant’s agreement to be bound by any other additional terms and conditions that the Committee may, in its discretion, impose on the Award, his Award shall Vest on the Normal Vesting Date.[9]

An Award in the form of an Option which Vests under this Rule may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11 (Takeovers and other corporate events), be exercised in respect of the Vested Shares within the period of 6 months (12 months in the case of death) commencing on the date of Vesting (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

[9]	For example, the Committee may determine that a Participant must retain the Vested Shares (less any sold for tax) until the original Vesting Date(s).

10.2	Expiry of fixed term contracts of employment before a Vesting Date

If a Participant ceases to be a director or an employee of a Group Member before the Vesting Date by reason of his fixed term employment contract expiring at the end of the fixed term and not being renewed, and the Participant has not ceased to be a director or employee for one of the reasons under Rule 10.1(a) to (e) inclusive above, the Committee may, in its absolute discretion, decide to treat that Participant as though he had ceased to be a director or employee for one of the ‘good leaver’ reasons specified under Rule 10.1(Good leavers before a Vesting Date).

If the Committee determines under this Rule 10.2 to treat a Participant whose fixed term contract has expired as though they were a good leaver under Rule 10.1 then,

(a)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and the Participant’s agreement to be bound by any other additional terms and conditions that the Committee may, in its discretion, impose on the Award, his Award shall Vest on the date of cessation; unless

(b)	the Committee decides that, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 10.6 (Death following cessation of employment), Rule 11 (Takeovers and other corporate events) and the Participant’s agreement to be bound by any other additional terms and conditions that the Committee may, in its discretion, impose on the Award, his Award shall Vest on the Normal Vesting Date.

10.3	Good leavers after a Vesting Date

If a Participant who holds an Option ceases to be a director or an employee of a Group Member on or after a Vesting Date for a reason specified in Rule 10.1 or for a reason permitted under Rule 10.2 then, subject to Rule 7.1 ( Restrictions on exercise) and Rule 11 (Takeovers and other corporate events), that Option shall continue to be exercisable for a period of 6 months (12 months in the case of death) commencing on the date of cessation (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

10.4	Cessation of employment in other circumstances

If a Participant ceases to be a director or an employee of a Group Member for any reason other than those specified in Rule 10.1 (Good leavers) or for a reason permitted under Rule 10.2 then any Award (including any Vested but unexercised Options) held by him shall lapse immediately on such cessation.

10.5	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 10 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

The reason for the termination of office or employment of a Participant shall be determined by reference to Rules 10.1, 10.2 and 10.4 regardless of whether such termination was lawful or unlawful.

11.	TAKEOVERS AND OTHER CORPORATE EVENTS

11.1	General offers

In the event that any person (or group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects; or

(c)	who has Control of the Company makes a general offer to acquire all of the Shares not already held by the person who has Control of the Company and such offer becomes unconditional in all respects the following provisions shall apply:

(i)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 11.4 (Internal reorganisations), all Awards shall Vest on the date of such event to the extent they have not Vested; and

(ii)	any Option may, subject to Rule 7.1 (Restrictions on exercise), be exercised within one month of the date of such event (or, if shorter, until the expiry of the Exercise Period), but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.2	Schemes of arrangement and winding up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	any person (or group of persons acting in concert) who has Control of the Company proposes a compromise or arrangement described in Rule 11.2(a) to acquire all the Shares that such person or persons do not already own and such compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006; or

(c)	the Company passes a resolution for a voluntary winding up of the Company; or

(d)	an order is made for the compulsory winding up of the Company all Awards shall, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 11.4 (Internal reorganisations), Vest on the date of such event if they have not then Vested.

If an event as described in this Rule occurs then an Option may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11.4 (Internal reorganisations), be exercised within one month of such event (or, if shorter, until the expiry of the Exercise Period), but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.3	Demergers and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide that the following provisions shall apply:

(a)	the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 10 (Leavers), his Award Vests and, if relevant, his Option may, subject to Rule 7.6 (Lapse of Options) and Rule 10 (Leavers), be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine and shall (regardless of any other provision of the Plan) lapse at the end of that period to the extent unexercised;

(b)	if an Award Vests, or an Option is exercised, conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist.

11.4	Internal reorganisations

In the event that:

(a)	a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 11.1 (General offers) or a compromise or arrangement referred to in Rule 11.2 (a) (Schemes of arrangement and winding up); and

(b)	the Committee, acting fairly and reasonably, considers that, in its opinion, the change of Control is an internal reconstruction or reorganisation under which the ultimate Control of the Company is expected to be held by, in the reasonable opinion of the Committee, substantially the same person(s) who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 11.1 or Rule 11.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 11.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

12.	ADJUSTMENT OF AWARDS

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent then the Committee may make such adjustments as it considers appropriate to the number of Shares comprised in an Award.

13.	CLAWBACK

13.1	Applicability of Clawback

This Rule 13 shall apply to all Awards unless and until the Company is subject to an event described in Rules 11.1 or 11.2 (Takeovers and other corporate events) and Awards are not exchanged for new awards under Rule 11.4 (Internal reorganisations).

13.2	Clawback

The Committee may decide at any time within three years of the grant of an Award that the individual (the “relevant individual”) to whom the Award was granted (the “relevant Award”), shall be subject to Clawback if it forms the view that:

(a)	the Company materially misstated its financial results for the financial year to which the relevant Award relates for whatever reason and that such misstatement resulted either directly or indirectly in that Award having been granted over a higher number of Shares than would have been the case had that misstatement not been made; or

(b)	the size of the Bonus to which the relevant Award relates was based on any other kind of error or on the basis of any information or assumption that the Committee subsequently discovers to have been inaccurate or misleading for any reason and which resulted either directly or indirectly in the Award having been granted over a higher number of Shares than would otherwise have been the case.

Any reduction of an Award pursuant to this Rule 13.2 shall take effect immediately prior to the Award Vesting unless the Committee decides it shall take effect at such earlier time as it decides.

13.3	Amount to be subject to Clawback

The Committee shall decide on the amount to be subject to Clawback which shall be all or part of the additional value which the Committee considers has been granted to, Vested and/or received by the relevant individual as referred to in Rule 13.2 and in deciding on such amount, the Committee may:

(a)	determine the amount of such additional value on such basis as it decides including, without limitation, as to the time of assessment of the value which constitutes such additional value; and

(b)	if the relevant individual is required to repay all or part of such additional value pursuant to Rule 13.4(b) then the Committee may consider whether that amount should take into account any income tax and national insurance contributions paid by the relevant individual and any possibility of him reclaiming such income tax and national insurance contributions.

13.4	Satisfaction of the Clawback

The Clawback shall be satisfied as set out in Rules 13.4(a) and/or 13.4(b).

(a)	The Committee may reduce (including, if appropriate, reducing to zero) any of the following elements of the remuneration of the relevant individual:

(i)	the number of Shares subject to the relevant Award; and/or

(ii)	the amount of any future bonus which would, but for the operation of the Clawback, be payable to the relevant individual under any bonus plan operated by any Group Member; and/or

(iii)	the extent to which any rights to acquire Shares granted to the relevant individual under any share incentive plan (other than the Plan, any other deferred bonus plan not approved by the Company’s shareholders and any tax-advantaged share plan that meets the requirements of Schedules 2, 3 or 4 of ITEPA) operated by any Group Member vest or become exercisable notwithstanding the extent to which any conditions imposed on such rights to acquire Shares have been satisfied; and/or

(iv)	the number of Shares subject to any vested but unexercised right to acquire Shares granted to the relevant individual under any share incentive plan (other than the Plan, any deferred bonus plan not approved by the Company’s shareholders and any tax-advantaged share plan that meets the requirements of Schedules 2, 3 or 4 of ITEPA) operated by any Group Member.

(b)	The Committee may require the relevant individual to pay to such Group Member as the Committee may direct, and on such terms as the Committee may direct (including, but without limitation to, on terms that the relevant amount is to be deducted from the relevant individual’s salary or from any other payment to be made to the relevant individual by any Group Member), such amount as is required for the Clawback to be satisfied in full.

13.5	Reduction in Awards to give effect to clawback provisions in linked bonus plan

The Committee may decide at any time to reduce the number of Shares subject to an Award (including, if appropriate, reducing to zero) to give effect to a clawback provision of any form contained in the terms of the Bonus to which the Award relates. The value of the reduction shall be in accordance with the clawback provision in the Bonus terms or, in the absence of any relevant term, on such basis as the Committee, acting fairly and reasonably, decides is appropriate.

14.	ALTERATIONS

14.1	General rule on alterations

Except as described in Rule 14.2 (Alterations to disadvantage of Participants), the Committee may at any time alter the Plan or the terms of any Award.

14.2	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants shall be made under Rule 14.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

15.	MISCELLANEOUS

15.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

15.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

15.3	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise or omission to exercise any such power or discretion.

15.4	Share rights

Where Vested Shares are transferred to Participants (or their nominee) or, in the case of Forfeitable Shares, released from their restrictions under the Plan, Participants (or their nominee) shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer or release of such restrictions.

15.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by internal or ordinary post, in the case of a company to the company secretary at its registered office or to such other address as may from time to time be notified to an individual, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

Where a notice or document is sent to an eligible employee or Participant by ordinary or internal post, it shall be treated as being received 72 hours after it was put into the post properly addressed and, where relevant, stamped. In all other cases, the notice or document shall be treated as received when it is given. A notice or document sent to the Company shall only be effective once it is received by the Company, unless otherwise agreed by the Company. All notices and documents given or sent to the Company shall be given or sent at the risk of the sender.

15.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

15.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

15.8	Data Protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Member or third party;

(c)	transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

15.9	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

APPENDIX

GRANT OF A FORFEITABLE SHARES AWARD

On or before the grant of a Forfeitable Shares Award, each employee selected for such an Award must enter into an agreement with the Company under the terms of which the employee agrees both in respect of the Shares comprised in the Award at the Grant Date and any additional Shares that may become subject to the Award under Rule 3.4 (Treatment of Dividends):

(a)	to have full beneficial ownership of the Shares;

(b)	unless the Committee decides otherwise, to waive his right to all cash and scrip dividends on his Forfeitable Shares until Vesting;

(c)	that he will not assign, transfer, charge or otherwise dispose of any Forfeitable Shares or any interest in such Forfeitable Shares until Vesting save as otherwise required by the Rules;

(d)	if required by the Committee, to enter into any elections under Part 7 of ITEPA and any election to transfer, or any agreement to pay, secondary Class 1 National Insurance contributions in relation to his Forfeitable Shares; and

(e)	to sign any documentation to give effect to the terms of the Forfeitable Shares Award.

The date of such agreement shall be the Grant Date of the Forfeitable Shares Award.

On the Grant Date (or as soon as practicable after the payment date of the relevant dividend in the case of additional Shares that are to become subject to the Forfeitable Shares Award under Rule 3.4) either the legal ownership of the Forfeitable Shares shall be held on the Participant’s behalf by a nominee as chosen from time to time by the Committee or the Participant shall deposit the share certificate (or any other document of title) relating to the Forfeitable Shares together with a signed but otherwise uncompleted instrument of transfer with such person as the Committee may from time to time decide.

Only existing shares which are not treasury Shares may be used for Forfeitable Shares Awards. No unissued shares may be used for Forfeitable Shares Awards.